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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ___ )(1)

                                ImproveNet, Inc.
      ---------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
      ---------------------------------------------------------------------
                         (Title of Class of Securities)

                                    45321E10
           ----------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
          -------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)







Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [X] Rule 13d-1(d)



----------
 (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------                                        --------------------
CUSIP No. 45321E10                    13G                     Page 2 of 15 Pages
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     ARCH Venture Fund III, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                  5.         SOLE VOTING POWER

                             0
   NUMBER OF      --------------------------------------------------------------
     SHARES       6.         SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                 1,731,971
      EACH        --------------------------------------------------------------
   REPORTING      7.         SOLE DISPOSITIVE POWER
     PERSON
      WITH:                  0
                  --------------------------------------------------------------
                  8.         SHARED DISPOSITIVE POWER

                             1,731,971
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,731,971
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     10.27%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                       --------------------
CUSIP No. 45321E10                    13G                     Page 3 of 15 Pages
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     ARCH Venture Partners, L.L.C.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
--------------------------------------------------------------------------------
                  5.       SOLE VOTING POWER

                           0
   NUMBER OF      --------------------------------------------------------------
     SHARES       6.       SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               1,731,971
     EACH         --------------------------------------------------------------
   REPORTING      7.       SOLE DISPOSITIVE POWER
     PERSON
      WITH:                0
                  --------------------------------------------------------------
                  8.       SHARED DISPOSITIVE POWER

                           1,731,971
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,731,971
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      10.27%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      OO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                       --------------------
CUSIP No. 45321E10                    13G                     Page 4 of 15 Pages
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Steven Lazarus
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
--------------------------------------------------------------------------------
                  5.      SOLE VOTING POWER

                          8,000
   NUMBER OF      --------------------------------------------------------------
     SHARES       6.      SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY              1,731,971
      EACH        --------------------------------------------------------------
   REPORTING      7.      SOLE DISPOSITIVE POWER
     PERSON
      WITH:               8,000
                  --------------------------------------------------------------
                  8.      SHARED DISPOSITIVE POWER

                          1,731,971
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,739,971
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     10.32%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                    ---------------------
CUSIP No. 45321E10                    13G                   Page 5 of 15 Pages
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Keith Crandell
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [ ]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
--------------------------------------------------------------------------------
                  5.     SOLE VOTING POWER

                         7,000
 NUMBER OF        --------------------------------------------------------------
   SHARES         6.     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY               1,731,971
    EACH          --------------------------------------------------------------
 REPORTING        7.     SOLE DISPOSITIVE POWER
   PERSON
   WITH:                 7,000
                  --------------------------------------------------------------
                  8.     SHARED DISPOSITIVE POWER

                         1,731,971
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,738,971
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     10.31%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP No. 45321E10                      13G                   Page 6 of 15 Pages
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Robert Nelsen
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]
                                                                (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
--------------------------------------------------------------------------------
                  5.     SOLE VOTING POWER

                         12,000
   NUMBER OF      --------------------------------------------------------------
     SHARES       6.     SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY             1,731,971
      EACH        --------------------------------------------------------------
   REPORTING      7.     SOLE DISPOSITIVE POWER
     PERSON
     WITH:               12,000
                  --------------------------------------------------------------
                  8.     SHARED DISPOSITIVE POWER

                         1,731,971
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,743,971
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     10.34%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                       -------------------
CUSIP No. 45321E10                    13G                     Page 7 of 15 Pages
--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Clinton Bybee
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]
                                                                (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
--------------------------------------------------------------------------------
                  5.     SOLE VOTING POWER

                         7,000
   NUMBER OF      --------------------------------------------------------------
     SHARES       6.     SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY             1,731,971
      EACH        --------------------------------------------------------------
   REPORTING      7.     SOLE DISPOSITIVE POWER
     PERSON
     WITH:               7,000
                  --------------------------------------------------------------
                  8.     SHARED DISPOSITIVE POWER

                         1,731,971
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,738,971
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     10.31%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.
            (a)    NAME OF ISSUER

                   ImproveNet, Inc. (the "Issuer").

            (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                   1286 Oddstad Drive, Redwood City, CA 94063

ITEM 2.     (a)    NAMES OF PERSONS FILING:

                   ARCH Venture Fund III, L.P. ("ARCH Venture Fund III"); ARCH Venture Partners, L.L.C. ("AVP LLC") (collectively, the "Reporting Entities" and individually, each a "Reporting Entity") and Steven Lazarus ("Lazarus"), Keith Crandell ("Crandell"), Robert Nelsen ("Nelsen") and Clinton Bybee ("Bybee") (collectively, the "Managing Directors" and individually, each a "Managing Director"). The Reporting Entities and the Managing Directors collectively are referred to as the "Reporting Persons".

            (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                   8725 W. Higgins Road, Suite 290, Chicago, IL  60631.

            (c)    CITIZENSHIP:

                   ARCH Venture Fund III is a limited partnership organized under the laws of the State of Delaware. AVP LLC is a limited liability company organized under the laws of the State of Delaware. Each Managing Director is a US citizen.

            (d)    TITLE OF CLASS OF SECURITIES:

                   Common Stock, $.01 par value (the "Common Stock")

            (e)    CUSIP NUMBER:

                   45321E10

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR RULES 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            Not Applicable.

ITEM 4.     OWNERSHIP.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in ITEM 1.

            (a)    AMOUNT BENEFICIALLY OWNED:

                   ARCH Venture Fund III is the record owner of 1,731,971 shares of Common Stock (the "Record Shares") as of December 31, 2000. As the sole general partner of ARCH Venture Fund III, AVP LLC may be deemed to own the Record Shares.


                               Page 8 of 15 Pages

                   As individual general partners or managing directors of AVP LLC, each Managing Director may also be deemed to share the power and direct the disposition and vote of the Record Shares. In addition, as of December 31, 2000, Lazarus is a record owner of 8,000 shares of Common Stock; Bybee and Crandell are each the record owners of 7,000 shares of Common Stock; and Nelsen is a record owner of 12,000 shares of Common Stock.

            (b)    PERCENT OF CLASS:

                   Each Reporting Person except the Managing Directors:
                   10.27%.  Lazarus: 10.32%.  Nelsen: 10.34%.  Each of
                   Bybee and Crandell: 10.31%. The foregoing percentages are calculated based on the 16,865,650 shares of Common
                   Stock reported to be outstanding in the Issuer's Form 10-Q filed with the Securities and Exchange Commission on November 14, 2000.

            (c)    NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                         (i)  Sole power to vote or to direct the vote:

                                  0 shares for each Reporting Person except
                                  the Managing Directors.  8,000 shares for
                                  Lazarus.  12,000 shares for Nelsen.  7,000
                                  shares for each of Bybee and Crandell.

                         (ii) Shared power to vote or to direct the vote:

                                  Each of the Reporting Persons:  1,731,971.

                        (iii) Sole power to dispose or to direct the
                              disposition of:

                                  0 shares for each Reporting Person except
                                  the Managing Directors.  8,000 shares for
                                  Lazarus.  12,000 shares for Nelsen.  7,000
                                  shares for each of Bybee and Crandell.

                        (iv) Shared power to dispose or to direct the disposition of:

                                  Each of the Reporting Persons:  1,731,971.

                   Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.


                               Page 9 of 15 Pages

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not Applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(J).

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or 13d-1(c).


                              Page 10 of 15 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2001            ARCH VENTURE FUND III, L.P.

                                    By:   ARCH Venture Partners, L.L.C.
                                          its General Partner


                                          By:         *
                                              ----------------------
                                              Steven Lazarus
                                              Managing Director


                                    ARCH VENTURE PARTNERS, L.L.C.

                                          By:         *
                                              ----------------------
                                              Steven Lazarus
                                              Managing Director


                                                   *
                                    ---------------------------
                                       Steven Lazarus

                                                   *
                                    ---------------------------
                                       Keith Crandell

                                                   *
                                    ---------------------------
                                       Robert Nelsen

                                                   *
                                    ---------------------------
                                       Clinton Bybee

                                            * By: /s/ Mark McDonnell
                                                  ------------------------------
                                                  Mark McDonnell as Attorney-in-
                                                  Fact


This Schedule 13G was executed by Mark McDonnell pursuant to Powers of Attorney attached hereto as Exhibit 2 and incorporated herein by reference.


                              Page 11 of 15 Pages